As filed with the Securities and Exchange Commission on June 11, 2009
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
__________________

KBW, INC.
(Exact name of Registrant as specified in its charter)
__________________

Delaware	13-4055775
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

787 Seventh Avenue, New York, New York.	10019
(Address of Principal Executive Offices)	(Zip Code)

KBW, INC.
2009 INCENTIVE COMPENSATION PLAN
(Full Title of Plan)
__________________

Mitchell B. Kleinman
General Counsel and Executive Vice President
KBW, Inc.
787 Seventh Avenue,
New York, New York 10019
(Name and address of agent for service)
__________________

(212) 887-7777
(Telephone number, including area code, of agent for service)
__________________

Copies to:
Kenneth A. Raskin
White & Case LLP
1155 Avenue of the Americas
New York, New York 10036
(212) 819-8200
__________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered		Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.01
Shares not previously registered	6,000,000	(1)	$27.61(2)	$165,660,000(2)	$9,243.83(2)
Shares previously registered	641,638	(1)(3)	N/A(3)	N/A(3)	N/A(3)
Total:	6,641,638		$27.61(2)	$165,660,000(2)	$9,243.83(2)

(1)
This Registration Statement covers an aggregate of 6,641,638 shares of common stock, par value $0.01 per share (the “Common Stock”), of KBW, Inc. (the “ Registrant”) for offer or sale under the KBW, Inc. 2009 Incentive Compensation Plan (the “2009 Plan”), including (i) 641,638 shares of Common Stock (the “Carryover Shares”), which were previously registered under Registration Statement No. 333-142327, as filed with the Securities and Exchange Commission (the “ Commission”) on April 24, 2007 (the “ Prior Registration Statement”), for offer or sale under the KBW, Inc. 2006 Equity Incentive Plan (the “Prior Plan”) and which may now be issued under the 2009 Plan and (ii) 6,000,000 shares of Common Stock not previously registered under the Securities Act of 1933, as amended (the “Securities Act”).  In addition, this Registration Statement also includes an indeterminate number of shares of Common Stock, not to exceed 4,706,401 shares, which remain subject to outstanding awards under the KBW, Inc. 2006 Equity Incentive Plan (the “Prior Plan”) as of  April 13, 2009 and may be delivered pursuant to awards under the 2009 Plan, to the extent that on or after such date any such awards under the Prior Plan are forfeited or settled or terminate without a distribution of shares or shares of Common Stock are used to pay required tax withholding for any such award under the Prior Plan.

(2)
Estimated solely for the purpose of calculating  the registration fee in accordance with Rule 457(c) and 457 (h) under the Securities Act based upon the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange, Inc. on June 10, 2009.  Calculated pursuant to Section 6(b) of the Securities Act, as follows: $55.80 per $1,000,000 of proposed maximum aggregate offering price.

(3)
The filing fee in connection with the Carryover Shares registered under the Prior Registration Statement was previously paid by the Registrant.  A post-effective amendment to the Prior Registration Statement to deregister those shares is being filed contemporaneously with the filing of this Registration Statement.  The registration fee with respect to these shares was paid upon filing of each of the Prior Registration Statement on Form S-8.  Therefore, no further filing fee with respect to the Carryover Shares is required in accordance with the Interpretation 89 under Section G of the Securities and Exchange Commission Division of Corporate Finance Manual of Publicly Available Telephone Interpretations (July 1997) and Instruction E to the General Instructions to Form S-8.

EXPLANATORY NOTE

KBW, Inc. (the “Registrant”) has filed this Registration Statement to register under the Securities Act of 1933, as amended (the “Securities Act”), the offer and sale of (i) 6,000,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”), of the Registrant, not previously registered, pursuant to the KBW, Inc. 2009 Incentive Compensation Plan (the “2009 Plan”), and (ii) 641,638 shares of Common Stock of the Registrant, which were previously registered (as further described below), pursuant to the KBW, Inc. 2006 Equity Incentive Plan (the “Prior Plan”) Registration Statement No. 333-142327, as filed with the Securities and Exchange Commission (the “Commission”) on April 24, 2007, (the “Prior Registration Statement”).

On April 21, 2009, the Board of Directors adopted, subject to stockholder approval, the 2009 Plan. Effective June 9, 2009, the 2009 Plan was approved by the stockholders at the Registrant's annual meeting of stockholders. The Registrant desires to have an aggregate of 6,641,638 shares of Common Stock registered hereunder and issuable pursuant to the 2009 Plan, including 641,638 shares of Common Stock described above which were previously registered under the Prior Registration Statement for offer or sale under the Prior Plan and which may be offered or sold under the 2009 Plan (the “Carryover Shares”). The Carryover Shares are no longer available for new awards under the Prior Plan.  A post-effective amendment to the Prior Registration Statement to deregister the Carryover Shares is being filed contemporaneously with the filing of this Registration Statement.  Any shares of Common Stock previously registered under the Prior Registration Statement and not utilized as Carryover Shares will remain registered under the Prior Registration Statement.  In addition, this Registration Statement also includes an indeterminate number of shares of Common Stock, not to exceed 4,706,401 shares, which remain subject to outstanding awards under the Prior Plan as of April 13, 2009 and may be delivered pursuant to awards under the 2009 Plan, to the extent that on or after such date any such awards under the Prior Plan are forfeited or settled or terminate without a distribution of shares or shares of Common Stock are used to pay required tax withholding for any such award under the Prior Plan.

Consequently, in accordance with the Interpretation 89 under Section G of the Securities and Exchange Commission Division of Corporate Finance Manual of Publicly Available Telephone Interpretations (July 1997) and Instruction E to the General Instructions to Form S-8: (a) the Registrant is carrying over the Carryover Shares from the Prior Registration Statement, and registering the offer and sale of 6,000,000 new shares of Common Stock, of which all 6,641,638 shares may be offered and sold under the 2009 Plan pursuant to this Registration Statement; and (b) the registration fee allocable to the Carryover Shares paid by the Registrant in connection with the Prior Registration Statement is carried over in this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information*

Item 2. Registrant Information and Employee Plan Annual Information*

*As permitted by Rule 428 under the Securities Act, this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the plan covered by this Registration Statement as required by Rule 428(b). Such documents are not being filed with the Commission as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant will provide a written statement to participants advising them of the availability without charge, upon written or oral request, of the documents incorporated by reference in Item 3 of Part II hereof and including the statement in the preceding sentence. The written statement to all participants will indicate the availability without charge, upon written or oral request, of other documents required to be delivered pursuant to Rule 428(b), and will include the address and telephone number to which the request is to be directed.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

KBW, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents:

(a) the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the Securities and Exchange Commission (the “Commission”) on February 27, 2009;

(b) the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009, filed with the Commission on May 7, 2009;

(c) the Registrant’s Current Reports on Form 8-K dated February 6, 2009 and June 10, 2009;

(d) the description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form S-1 (File No. 333-1368509) filed with the Commission on August 11, 2006, as amended, which description is incorporated by reference into the Form 8-A filed with the Commission on November 8, 2006 pursuant to the Exchange Act, and any amendment or report filed for the purpose of further updating such description.

All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregister all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.  Nothing in this Registration Statement shall be deemed to incorporate information furnished but not filed on Form 8-K.

Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

The Registrant will promptly provide without charge to each person to whom a prospectus is delivered a copy of any or all information that has been incorporated herein by reference (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into such information) upon the written or oral request of such person directed to the General Counsel of the Registrant at its principal offices, 787 Seventh Avenue, 11th Floor, New York, New York, 10019, U.S.A., telephone number (212) 887-7777.

Item 4.  Description of Securities.

                Not Applicable. The Registrant's common stock is registered under Section 12 of the Exchange Act.

Item 5.  Interests of Named Experts and Counsel.

The legality of the shares offered hereby has been passed upon for the Registrant by Mitchell B. Kleinman, General Counsel of the Registrant.  As of June 11, 2009, Mr. Kleinman was the beneficial owner of 288,408 shares of Common Stock of the Registrant.

Item 6.  Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes and empowers a Delaware corporation to indemnify its directors, officers, employees and agents against liabilities incurred in connection with, and related expenses resulting from, any claim, action or suit brought against any such person as a result of his or her relationship with the corporation, provided that such persons acted in good faith and in a manner such person reasonably believed to be in, and not opposed to, the best interests of the corporation in connection with the acts or events on which such claim, action or suit is based. The finding of either civil or criminal liability on the part of such person in connection with such acts or events is not necessarily determinative of the question of whether such person has met the required standard of conduct and is, accordingly, entitled to be indemnified.

The Registrant’s amended and restated certificate of incorporation and bylaws provide for indemnification of its directors and officers to the fullest extent permitted under Delaware law. In addition, change of control agreements entered into by and between the Registrant and each of Mitchell B. Kleinman and Robert Giambrone, executive officers of the Registrant, provide that, in the event of a change of control event (as defined in the agreements), during the employment of such executive and for seven years following his date of termination, the Registrant shall provide the executive with indemnification and directors’ and officers’ liability insurance coverage as in effect at any time during the 120-day period immediately preceding a change of control period (as defined in the agreements) of the Registrant, or, if more favorable to the executive, as in effect generally at any time thereafter with respect to other peer executives, or directors, of the Registrant and affiliated companies. These indemnification provisions may be sufficiently broad to permit indemnification of executive officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholder for monetary damages for breach of fiduciary duty as a director, except for liability: (1) for any breach of the director’s duty of loyalty to the company or its stockholders; (2) for acts or omissions not in good faith or which include intentional misconduct or a knowing violation of law; (3) under Section 174 of the Delaware General Corporation Law (certain unlawful payments of dividend or unlawful stock purchases or redemptions); or (4) for any transaction from which the director derived an improper personal benefit.  The Registrant’s amended and restated certificate of incorporation includes such a provision.

Section 145(g) of the Delaware General Corporation Law provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of the law. The Registrant maintains standard policies of insurance under which coverage is provided, subject to the terms and conditions of such policies: (1) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act; and (2) to the Registrant with respect to payments that may be made by the Registrant to such officers and directors pursuant to the above indemnification provisions or otherwise as a matter of law.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

The exhibits listed on the exhibit index at the end of this Registration Statement are included in this Registration Statement.

Item 9.  Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(b)
The undersigned Registrant hereby undertakes that, for the purpose of determining liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 11th day of June, 2009.

KBW, INC.

By:	/s/ JOHN G. DUFFY
	Name:	John G. Duffy
	Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, the each person whose signature appears below hereby constitutes and appoints John G. Duffy, Robert Giambrone, Mitchell B. Kleinman and Brian W. Heller, each of them acting individually, his or her true and lawful attorney-in-fact and agent, each with full power of substitution and revocation, in his or her name and on his or her behalf, to do any and all acts and things and execute, in the name of the undersigned, any and all instruments which said attorney-in-fact and agent may deem necessary or advisable to enable the Company to comply with the Securities Act, and any rules, regulations, or requirements of the Securities and Exchange Commission in respect thereof, in connection with the filing with the Securities and Exchange Commission of this registration statement on Form S-8 under the Securities Act, including specifically but without limitation, power and authority to sign the name of the undersigned to such registration statement, and any amendments to such registration statement (including post-effective amendments), and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and any applicable securities exchange or securities regulatory body, to sign any and all applications, registration statements, notices or other documents necessary or advisable to comply with applicable securities laws, including without limitation state securities laws, and to file the same, together with other documents in connection therewith with the appropriate authorities, including without limitation state securities authorities, granting unto said attorney-in-fact and agent, full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ JOHN G. DUFFY John G. Duffy	Director, Chairman and Chief Executive Officer (Principal Executive Officer)	June 11, 2009
/s/ ROBERT GIAMBRONE Robert Giambrone	Chief Financial Officer (Principal Financial and Accounting Officer)	June 11, 2009
/s/ ANDREW M. SENCHAK Andrew M. Senchak	Director	June 11, 2009

Signature	Title	Date
/s/ THOMAS B. MICHAUD Thomas B. Michaud	Director	June 11, 2009
/s/ DANIEL M. HEALY Daniel M. Healy	Director	June 11, 2009
/s/ CHRISTOPHER M. CONDRON Christopher M. Condron	Director	June 11, 2009
/s/ JAMES K. SCHMIDT James K. Schmidt	Director	June 11, 2009
/s/ MICHAEL J. ZIMMERMAN Michael J. Zimmerman	Director	June 11, 2009

EXHIBIT INDEX

Exhibit Number	Description of Documents

4.1	Specimen Common Stock Certificate of KBW, Inc. (incorporated by reference to Exhibit 4.1 to the Registrant’s registration statement on Form S-1/A (No. 333-136509) filed on September 28, 2006)

4.2
Second Amended and Restated Stockholders’ Agreement (incorporated by reference to Exhibit 4.1 to the Registrant’s quarterly report on Form 10-Q with respect to the quarter ended September 30, 2006 filed on December 15, 2006)

5.1	Opinion of Mitchell B. Kleinman, General Counsel of the Registrant

23.1	Consent of KPMG LLP

23.2	Consent of General Counsel (included as part of Exhibit 5.1)

24	Power of Attorney (included in signature page of this Registration Statement)

99.1	KBW, Inc.’s 2009 Incentive Compensation Plan (incorporated by reference to Exhibit 10.1 of the Registrant’s current report on Form 8-K filed on June 10, 2009)